PROSPECTUS	Pricing Supplement No. 3781
Dated April 9, 2002	Dated September 17, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: September 17, 2002

Settlement Date (Original Issue Date): September 20, 2002

Maturity Date: September 1, 2005

Principal Amount (in Specified Currency): USD 50,000,000

Price to Public (Issue Price): The Notes are being purchased by the Agent at 100% of their principal amount and will be resold by the Agent at varying prices determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of the Notes that may be deemed underwriting discounts or commission, see "Plan of Distribution" below.

Agent's Discount or Commission: 0.00%

Net Proceeds to Issuer: USD 50,000,000

Interest Rate per annum 3.05%:

Interest Payment Dates: Semi-Annually on each March 1st and September 1st of each year commencing, on March 1, 2003 (with respect to the period from and including September 20, 2002 to but excluding March 1, 2003) and on the Maturity Date.

Form of Notes:

☒ DTC registered ☐ non-DTC registered

CUSIP No: 36962GZF4

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Pricing Supplement No. 3781
Dated September 17, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Recent Events.

On July 26, 2002, General Electric Company ("GE") announced organizational changes that will result in the businesses that comprise GE Capital Services becoming four separate businesses, effective August 1, 2002: GE Commercial Finance, GE Insurance, GE Consumer Finance and GE Equipment Management. Each of these businesses will report directly to Jeff Immelt, Chairman and Chief Executive Officer of GE and GE Vice Chariman, Dennis Dammerman. GE Capital Services and GE Capital Corporation will remain legal entities and continue as the major borrowers of funds necessary to support all of GEs financial services activities.

(Fixed Rate)
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Pricing Supplement No. 3781
Dated September 17, 2002
Rule 424(b)(3)-Registration Statement No. 333-84460

Additional Information:

General.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

At June 29, 2002 the Company had outstanding indebtedness totaling $249.497 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 29, 2002 excluding subordinated notes payable after one year was equal to $248.614 billion.
		Year Ended December 31,			Six Months ended June 29, 2002
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72	1.61

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

GECC Capital Markets Group, Inc. is acting as Agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.0% of the principal amount of the Notes. The Agent has advised the Issuer that the Agent proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.